EXHIBIT 10.2

ENDORSEMENT AGREEMENT ADDENDUM I

This Endorsement Agreement Addendum I (the “Addendum”) is made and effective November 7, 2017,

BETWEEN:

National Football League Alumni – Northern California Chapter (“NFLA-NC”), a charitable corporation organized under the laws of California, having its principal office at 1311 Madison Avenue, Redwood CA 94061; National Football League Alumni, Inc. (“NFLA”), a charitable corporation organized under the laws of Florida, having its principal office at 8000 Midlantic Drive, 130 S., Mount Laurel, NJ. 08054.

AND:

Food For Athletes, Inc. a corporation organized under the laws of California / Gridiron BioNutrients™, a corporation organized under the laws of Nevada having their principal office(s) at 1147 N Roseburg CT, STE A/B Visalia, CA 93291 (collectively the “Company”).

RECITALS

The NFLA, NFLA-NC and the Company (collectively the “Parties”) agree that this Addendum I shall be affixed and be enforceable under the terms of the Endorsement Agreement executed by the Parties on October 30, 2017.

Parties agree to the addition of Gridiron CBD H2O Probiotic™ Water to “Licensed Products” as follows:

SECTION ONE. DEFINITIONS

As used in this Agreement, the following terms shall be defined as follows:

F.	“Licensed Products” shall mean BlackMP Living Water, BlackMP Concentrate, Zezel Probiotic Water, Zayin Sports Water, Gridiron CBD H2O Probiotics™ Water, Gridiron MVP™ and Gridiron MVP™ Concentrate using the Pro Football Legends Logo on the Licensed Products’ affixed labels, hang-tags or packaging. Other products of the Company may be added to the list of Licensed Products during the Contract Period by written amendment to this Agreement. All amendments to this Agreement must be signed by all parties to this Agreement.

Endorsement Agreement Addendum I	Page 1 of 2

SECTION FOUR. REMUNERATION

C.	A *donation of $0.05 per Unit sold of Licensed Products within the Contract Territory payable to the **NFL Alumni Northern California Chapter. Donated amounts will be allocated and dispersed to the Northern California Chapter beginning on the first full quarter [three (3) month period] of the Agreement and continue on a quarterly basis thereafter for the term of this Agreement. Where the following per Unit conversion shall apply for the term of this Agreement:

a.	(1) Bottle of BlackMP Living Water	= 1 Unit
b.	(1) 4oz bottle of BlackMP Concentrate	= 30 Units
c.	(1) Bottle of Zezel Probiotic Water	= 1 Unit
d.	(1) Bottle of Zayin Sports Water	= 1 Unit
e.	(1) Bottle Gridiron MVP™ Water	= 1 Unit
f.	(1) Bottle Gridiron CBD H20 Probiotics™ Water	= 1 Unit
g.	(1) 4oz bottle of Gridiron MVP™ Concentrate	= 30 Units

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*	The NFLA-NC will donate 15% of the above described proceeds to the NFLA.
**	The Company will provide to the NFLA-NC upon request the most recent quarterly sales report of the Company’s Licensed Products.

The parties have executed this Agreement on November 22nd, 2017.

Food For Athletes, Inc. / Gridiron BioNutrients™

By:	/s/ Darren Long
Darren Long - CEO

The National Football League Alumni, Inc.

By:	/s/ Elvis Gooden
Elvis Gooden - President

NFL Alumni – Northern California Chapter

By:	/s/ Eric Price
Eric Price - President

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